Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
F&G ANNUITIES & LIFE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	__	__	__	__	__
	Equity	Preferred Stock, par value $0.001 per share	457(o)	__	__	__	__	__
	Equity	Depositary Shares	457(o)	__	__	__	__	__
	Debt	Debt Securities	457(o)	__	__	__	__	__
	Other	Warrants	457(o)	__	__	__	__	__
	Other	Subscription Rights	457(o)	__	__	__	__	__
	Other	Purchase Contracts	457(o)	__	__	__	__	__
	Other	Purchase Units	457(o)	__	__	__	__	__
	Other	Guarantees	457(n)	__	__	__	__	(3)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$1,000,000,000	0.0001476	$147,600
Fees Previously Paid	N/A	N/A	N/A	__		__		__
Carry Forward Securities
Carry Forward Securities	__	__	__	__		__		__
	Total Offering Amounts					$1,000,000,000		$147,600
	Total Fees Previously Paid							__
	Total Fee Offsets							__
	Net Fee Due							$147,600
(1) The amount to be registered consists of up to $1,000,000,000 aggregate offering price of an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and/or purchase units of the registrant. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion, exchange or exercise, as applicable, of any preferred stock, depositary shares, debt securities, warrants or subscription rights or settlement of any purchase contracts or purchase unit or (ii) shares of common stock, preferred stock or debt securities as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2) The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3) Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.